EXHIBIT 23.1




                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Pillowtex Corporation:



We consent to incorporation by reference in the registration statement Nos. 33-65408, 33-84624 and 33-81478 on Forms S-8 of Pillowtex Corporation and subsidiaries of our report dated February 6, 1997, relating to the consolidated balance sheets of Pillowtex Corporation and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 28, 1996, which report appears in the December 28, 1996 annual report on Form 10-K of Pillowtex Corporation and subsidiaries.



KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997